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                               PUT AGREEMENT


                                   Among


                             CORIMON, S.A.C.A.,
                          a Venezuelan corporation

                                    and

                          LIBRA INVESTMENTS, INC.









                          Dated as of May 16, 1995








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                             TABLE OF CONTENTS

                                                                       Page

                                 ARTICLE I

                                Definitions

      1.1.  Definitions . . . . . . . . . . . . . . . . . . . . . . . .   1
      1.2.  Other Definitions.  . . . . . . . . . . . . . . . . . . . .   2
      1.3.  Interpretation  . . . . . . . . . . . . . . . . . . . . . .   2


                                 ARTICLE II

                                 Put Rights

      2.1.  Put of up to 112,360 Common Shares  . . . . . . . . . . . .   2


                                ARTICLE III

                       Representations and Warranties

      3.1.  Representations and Warranties of Parent  . . . . . . . . .   3
      3.2.  Representations and Warranties of Libra   . . . . . . . . .   3


                                 ARTICLE IV

                             General Provisions

      4.1.  Effectiveness; Termination  . . . . . . . . . . . . . . . .   4
      4.2.  Amendments; Waivers . . . . . . . . . . . . . . . . . . . .   4
      4.3.  Notices . . . . . . . . . . . . . . . . . . . . . . . . . .   5
      4.4.  Counterparts  . . . . . . . . . . . . . . . . . . . . . . .   5
      4.5.  Entire Agreement; No Third-Party Beneficiaries  . . . . . .   5
      4.6.  Assignment  . . . . . . . . . . . . . . . . . . . . . . . .   6
      4.7.  Severability  . . . . . . . . . . . . . . . . . . . . . . .   6
      4.8.  Governing Law . . . . . . . . . . . . . . . . . . . . . . .   6























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            PUT AGREEMENT dated as of May 16, 1995 (this "Agreement"), among Corimon, S.A.C.A., a Venezuelan corporation ("Parent"), and Libra Investments, Inc. ("Libra").


                                  RECITALS

            WHEREAS, simultaneously with the execution and delivery of this Agreement, each of Parent, Standard Brands Paint Company, a Delaware corporation ("Company"), and certain other parties are closing (the "Closing") the transactions contemplated by the Investment Agreement, dated as of February 15, 1995 and as amended as of April 7, 1995 (the "Investment Agreement"); and

            WHEREAS, Parent and Libra desire to establish in this Agreement certain terms and conditions concerning a put right granted to Libra and related matters.

            NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:


                                 ARTICLE I

                                Definitions

            1.1.  Definitions.  For purposes of this Agreement:

            "Closing Price" means, as of any trading day, in the case of a security, the closing sale price of such security on the principal United States securities exchange registered under the Exchange Act on which such security is listed or, if such security is not listed on any such exchange, the closing sale price or the closing bid quotation of such security on the Nasdaq National Market or any comparable system then in use or, if no such quotations are available, the Closing Price for such trading day shall be deemed to be zero.

            "Common Shares" means shares of the Common Stock, $.01 par value (the "Common Stock"), of the Company, of

























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which 448,586 shares (post-reverse stock split basis) are being issued to
Libra at the Closing, credited at $.89 per share, in partial payment of advisory fees.

            "Issue Price" means $.89 per share.

            1.2. Other Definitions. For purposes of this Agreement, terms used herein but not otherwise defined shall have the meanings set forth in
Section 1.1 of the Investment Agreement.

            1.3.  Interpretation.  The rules of interpretation set forth in
Section 1.2 of the Investment Agreement shall apply to this Agreement, and the provisions thereof shall be deemed to be incorporated by reference herein.


                                 ARTICLE II

                                 Put Rights

            2.1. Put of up to 112,360 Common Shares. Parent and Libra hereby agree as follows:

            (a) After the Closing and until December 15, 1995, Libra shall attempt in good faith to dispose of the Common Shares acquired by it at the Closing, and which would be puttable hereunder, at a price at or above the Issue Price, provided that the disposition of its property shall at all times be with its control.

            (b) If the Closing Price of the Common Stock shall exceed the Issue Price for at least 15 out of any 20 consecutive trading days after the date on which the Common Shares shall be registered with the Securities and Exchange Commission for resale, and while they are so registered and prior to December 15, 1995, then the put right of Libra under this Section
2.1 shall automatically be terminated.

            (c) Subject to the final sentence of subsection 2.1(g), prior to the date such put right becomes exercisable, Parent may make a reasonable written request to Libra as to a plan of disposition for up to 112,360 of the Common Shares. Libra agrees to use reasonable efforts to comply with such request. Upon the disposition of some or all of such shares in accordance with such plan, Parent shall pay to Libra the difference between (x) the net realized price per share (if lower) and (y) the Issue Price, multiplied by the number of Common Shares disposed of.




















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            (d)   Otherwise, commencing December 15, 1995, and for a period
of two weeks thereafter (i.e. terminating on December 29, 1995) Libra may put to Parent up to 112,360 of the Common Shares (less any shares disposed of pursuant to clause (c) above) at a cash purchase price per share equal to the Issue Price.

            (e) All prices and share amounts hereunder shall be adjusted appropriately for any stock dividend, stock split, reverse stock split or other subdivision or combination of the outstanding shares of the Common Stock.

            (f) To implement such put, Libra shall deliver written notice of the same to Parent. The date of the put will be the date the written notice is delivered to Parent, and the closing of such put shall take place on a mutually convenient date, not more than 10 business days after the date of the put, at which time (a) Libra shall deliver to Parent the Common Shares subject to such put and (b) Parent shall deliver to Libra the purchase price for such Common Shares by wire transfer of immediately available funds to a bank account designated by Libra. If requested by Libra, Parent shall use all reasonable efforts to hold such closing before the end of 1995.

            (g) The put right of Libra under this Section 2.1 shall apply only to Common Shares acquired by Libra at the Closing and to not more than 112,360 of such shares. In disposing of any of the Common Shares, Libra shall have no obligation to give priority to the 112,360 shares which may be put to Parent hereunder.


                                ARTICLE III

                       Representations and Warranties

            3.1. Representations and Warranties of Parent. Parent represents and warrants to Libra as follows:

            (a) Authority. Parent has the requisite power and authority to enter into this Agreement.

            (b) Validity. This Agreement has been duly authorized, executed and delivered by Parent and constitutes a valid and legally binding agreement of Parent enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or

















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affecting creditors' rights and to general equity principles.

            3.2. Representations and Warranties of Libra. Libra represents and warrants to Parent as follows:

            (a) Authority. Libra has the requisite power and authority to enter into this Agreement.

            (b) Validity. This Agreement has been duly authorized, executed and delivered by Libra and constitutes a valid and legally binding agreement of Libra enforceable against Libra in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

            (c) Ownership of Common Shares. Libra will, upon exercise of the put, have good and valid title to the Common Shares to be delivered by it hereunder, free and clear of all liens, encumbrances, equities and claims; and, upon delivery of such Common Shares and payment therefor pursuant to Article II hereof, good and valid title to such securities free and clear of all liens, encumbrances, equities or claims, will pass to Parent.


                                 ARTICLE IV

                             General Provisions

            4.1. Effectiveness; Termination. This Agreement shall become effective on the date of the Closing. This Agreement shall terminate thereafter upon the earliest to occur of any of the following events:

            (a)  the mutual written consent of Parent and Libra; or

            (b) the failure of Libra to give notice of the put on or before December 29, 1995.

            The rights of Libra under this Agreement shall terminate when such party no longer beneficially owns any Common Shares.

            4.2. Amendments; Waivers. (a) This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.


















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            (b)  Any agreement on the part of a party to any waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to assert any of its rights under this Agreement shall not constitute a waiver of such rights.

            4.3. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, facsimile transmission, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this
Section 4.3):

             (i)  If to Parent, to:

                  Corimon, S.A.C.A.
                  Calle Hans Neumann
                  Edificio Corimon
                  Los Cortijos de Lourdes
                  Apartado 3654
                  Caracas 1010-A, Venezuela
                  Attention:  Arthur W. Broslat
                  Facsimile:  (582) 203-5757

                  with a copy to:

                  Sullivan & Cromwell
                  444 South Flower Street
                  Los Angeles, California  90071
                  Attention:  Frank H. Golay, Jr.
                  Facsimile:  (213) 683-0457

            (ii)  If to Libra, to:

                  Libra Investments, Inc.
                  11766 Wilshire Boulevard, Suite 870
                  Los Angeles, California  90025
                  Attention:  General Counsel
                  Facsimile:  (310) 996-9560

            4.4. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement.

            4.5. Entire Agreement; No Third-Party Beneficiaries. The Investment Agreement, this Agreement,












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the other Ancillary Agreements and the agreements contemplated hereby and thereby (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral among the parties hereto with respect to the subject matter hereof and thereof and (b) are not intended to confer upon any person other than the parties and their permitted successors and assigns any rights or remedies.

            4.6. Assignment. None of the parties to this Agreement shall assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto, except that Parent may assign all or any of its rights and obligations hereunder to any Subsidiary or Affiliate of Parent; provided that no such assignment shall relieve Parent of its obligations hereunder. In particular, no purchaser of any Common Shares shall be deemed to be a successor or assignee of any party hereto, the rights hereunder being intended solely for the parties hereto and not being transferable.

            4.7. Severability. If any term or provision of this Agreement or the application thereof to either party or set of circumstances shall, in any jurisdiction and to any extent, be finally held invalid or unenforceable, such term or provision shall only be ineffective as to such jurisdiction, and only to the extent of such invalidity or unenforceability, without invalidating or rendering unenforceable any other terms or provisions of this Agreement or under any other circumstances, and the parties shall negotiate in good faith a substitute provision which comes as close as possible to the invalidated or unenforceable term or provision, and which puts each party in a position as nearly comparable as possible to the position it would have been in but for the finding of invalidity or unenforceability, while remaining valid and enforceable.































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            4.8.  Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND
CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAW THEREOF. All actions and proceedings arising out of or relating to this Agreement shall be brought by the parties and heard and determined only in a Federal or State court located in the State of New York and the parties hereto consent to jurisdiction before and waive any objections of venue to the New York courts. The parties hereto agree to accept service of process in connection with any such action or proceeding in any manner permitted for a notice hereunder.


















































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                               PUT AGREEMENT


            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                    CORIMON, S.A.C.A.



                                    By \s\ Juan Gramage
                                       Name: Juan Gramage
                                       Title:


                                    By \s\ Jose Gregorio Garcia
                                       Name: Jose Gregorio Garcia
                                       Title:


                                    LIBRA INVESTMENTS, INC.



                                    By \s\ Forbes W. Burtt
                                       Name: Forbes W. Burtt
                                       Title: Managing Director